                                                                  Exhibit (j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of The MainStay Funds:

We consent to the use of our reports dated December 21, 2006, with respect to the financial statements of the MainStay Capital Appreciation Fund, MainStay Common Stock Fund, MainStay Convertible Fund, MainStay Diversified Income Fund, MainStay Equity Index Fund, MainStay Global High Income Fund, MainStay Government Fund, MainStay High Yield Corporate Bond Fund, MainStay International Equity Fund, MainStay Large Cap Growth Fund, MainStay MAP Fund, MainStay Mid Cap Growth Fund, MainStay Mid Cap Value Fund, MainStay Money Market Fund, MainStay Small Cap Growth Fund, MainStay Small Cap Value Fund, MainStay Tax Free Bond Fund, MainStay Total Return Fund and MainStay Value Fund, the nineteen funds constituting The MainStay Funds as of and for the year ended October 31, 2006, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.


/s/ KPMG LLP

Philadelphia, Pennsylvania
December 14, 2007